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                                                                       Exhibit 8


                                  Letterhead


                              September 15, 1997


Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico 87501

     Re:  Security Capital Group Incorporated Class B Common Stock

Dear Ladies and Gentlemen:

     We have acted as counsel to Security Capital Group Incorporated ("Security Capital") in connection with the public offering of Class B Common Stock, par value $.01. You have requested that we provide an opinion regarding the accuracy of the tax disclosure in the prospectus (the "Prospectus") included as part of the registration statement (the "Registration Statement") on Form S-1, file no. 333-26037.

     In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Prospectus included as part of the Registration Statement and the exhibits thereto and (ii) representations provided by Security Capital concerning certain facts underlying and relating to the composition of its assets.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) the summary of Federal income tax consequences set forth in the Prospectus under the heading "Certain United States Federal Tax Considerations for Non-U.S. Holders of Class B Shares" is accurate in all material respects as to matters of law and legal conclusions, and

     (ii) Security Capital currently is not, as of the date hereof, a "United States real property holding corporation" within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the "Code").

     This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to all references to this firm under the heading "Certain United States Federal Tax Considerations for Non-U.S. Holders of Class B Shares" in the Prospectus.


                                 Sincerely,



                                 MAYER, BROWN & PLATT



WAL/TCS